MPLX LP Delivers Exceptional Third Quarter 2018 Financial Results

•	Reported third quarter net income of $510 million and adjusted EBITDA of $937 million, which provided 1.47x distribution coverage and resulted in 3.8x leverage

•	Logistics & Storage segment income from operations of $468 million and adjusted EBITDA of $547 million driven by strong results from the underlying base business

•	Gathering & Processing segment income from operations of $204 million and adjusted EBITDA of $390 million driven by record gathered, processed, and fractionated volumes

•	Announced planned investment in the Permian-to-Gulf Coast Pipeline

•	Acquired strategically located Gulf Coast Export Terminal in Mt. Airy, Louisiana

FINDLAY, Ohio, November 1, 2018 - MPLX LP (NYSE: MPLX) today reported record third quarter 2018 net income attributable to MPLX of $510 million compared with $216 million in the third quarter of 2017. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $937 million compared with $538 million in the second quarter of 2017. The significant year-over-year increase in EBITDA was driven by strong performance in the base business of both segments as well as drop downs in Logistics and Storage (L&S). L&S reported adjusted EBITDA of $547 million for the quarter, up $329 million versus the third quarter of last year. Gathering and Processing (G&P) reported adjusted EBITDA of $390 million for the quarter, up $70 million on a year-over-year basis.

“MPLX delivered exceptional results this quarter, setting multiple financial and operational records,” said Gary R. Heminger, chairman and chief executive officer. “Our team continued to successfully bring multiple assets online throughout the year to match production growth. This has allowed us to take advantage of the strong levels of demand across all regions where we operate.”

“At the same time, we are also very enthusiastic about the new Permian pipeline and Gulf Coast export investments we announced this quarter," Heminger added. "These projects demonstrate our team’s ability to respond to market trends, developing infrastructure that connects growing domestic supply sources to global demand. Our focus on long haul pipelines and stable fee-based businesses positions the company to create long-term sustainable shareholder value.”

During the quarter, the company generated $737 million in net cash provided by operating activities and distributable cash flow of $766 million, which provided 1.47x coverage. Consistent with its self-funding strategy, the company did not issue equity and ended the third quarter with leverage of 3.8x. MPLX also announced its 23rd consecutive distribution increase, to $0.6375 per common unit.

Financial Highlights

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit and ratio data)	2018	2017	2018	2017
Net income attributable to MPLX	$510	$216	$1,384	$556
Adjusted EBITDA attributable to MPLX(a)	937	538	2,564	1,435
Net cash provided by operating activities	737	494	2,027	1,338
Distributable cash flow ("DCF")(a)	766	442	2,080	1,183
Distribution per common unit(b)	$0.6375	$0.5875	$1.8825	$1.6900
Distribution coverage ratio(c)	1.47x	1.33x	1.38x	1.29x
Consolidated debt to adjusted EBITDA(d)	3.8x	3.6x

(a)	Non-GAAP measure calculated before the distribution to preferred units. See reconciliation below.

(b)	Distributions declared by the board of directors of MPLX’s general partner.

(c)	Non-GAAP measure. See calculation below.

(d)	Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions.

Logistics & Storage

L&S segment income from operations and adjusted EBITDA for the third quarter of 2018 increased by $315 million and $329 million, respectively, compared with the same period in 2017. The increase was primarily due to dropdowns of certain refining logistics assets and the fuels distribution service business as well as the continued solid performance of the segment.

Total pipeline throughputs were 3.39 million barrels per day in the third quarter, an increase of 7 percent versus the same quarter last year, including the addition and expansion of the Ozark pipeline system. The average tariff rate was $0.69 per barrel for the quarter. Terminal throughput was 1.47 million barrels per day for the quarter, down 1 percent versus the same quarter last year.

During the quarter, MPLX announced planned investments in two separate long-haul pipelines. The company plans to join with Energy Transfer (NYSE: ET), Magellan Midstream Partners (NYSE: MMP), and Delek US Holdings, Inc (NYSE: DK) to construct a crude pipeline running from the Permian Basin to the Texas Gulf Coast region. The 600-mile Permian Gulf Coast pipeline system (PGC Pipeline) is expected to be at least 30 inches in diameter and operational in mid-2020. MPLX also plans to participate in developing the Whistler Pipeline, a 2.0 billion cubic feet per day (bcf/d) pipeline designed to deliver natural gas from Waha, Texas, to the Agua Dulce market hub. This pipeline is expected to begin operations in the fourth quarter of 2020.

MPLX also announced the acquisition of an eastern Gulf Coast export terminal in Mt. Airy, Louisiana. The terminal is strategically located on the Mississippi River in close proximity to several large refineries, including MPC's Garyville refinery. The facility has 4 million barrels of third-party leased storage capacity and a 120 thousand barrel-per-day (mbpd) dock, with the capability of expanding storage capacity to 10 million barrels. MPLX has received a permit to construct a second 120 mbpd dock at the terminal to serve growing export needs in the region.

Additionally, on October 17, 2018, MPLX announced with Crimson Midstream, LLC the commencement of a binding open season to assess interest and solicit commitments from prospective shippers for transportation service on the Swordfish Pipeline. The Swordfish Pipeline would provide connectivity within Louisiana from existing terminal facilities in St. James and Raceland to the Louisiana Offshore Oil Port LLC (LOOP) terminal facility in Clovelly. The proposed pipeline would have the ability to transport up to 600,000 barrels of crude oil per day and provide shippers with access to storage services, vessel loading, as well as connectivity to other carriers at the Clovelly Hub. The in-service date for the Swordfish Pipeline is anticipated to be in the first half of 2020.

Within the L&S segment, MPLX continued to execute its organic growth plan. The company completed its major expansion work on the Ozark and Wood River-to-Patoka crude pipeline systems, with available capacity of these systems now at 360 mbpd. The company also placed into service two 410,000 barrel crude tanks in Texas City, Texas, in the third quarter. Both projects create additional fee-based revenue for MPLX while providing logistics solutions to Marathon Petroleum Corp. (NYSE: MPC) and other market participants.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA increased by $46 million and $70 million, respectively, for the third quarter of 2018 compared with the same period in 2017. The increase was primarily due to increased gathered, processed and fractionated volumes.

•	Gathered volumes: 4.7 billion cubic feet per day in the third quarter of 2018, a 27 percent increase versus the third quarter of 2017

•	Processed volumes: 7.2 billion cubic feet per day in the third quarter of 2018, a 9 percent increase versus the third quarter of 2017

•	Fractionated volumes: 488,000 barrels per day in the third quarter of 2018, a 23 percent increase versus the third quarter of 2017

Regionally, the company continues to deliver significant volume growth in the Northeast. Gathered volumes averaged 3.1 bcf/d for the quarter, a 35 percent increase versus the third quarter of 2017, driven primarily by higher Utica dry-gas and Marcellus wet-gas volumes. Processed volumes averaged 5.5 bcf/d, a 10 percent increase versus the third quarter of 2017 as volumes at the recently completed Sherwood 9, Houston 1, and Majorsville 7 plants ramped during the quarter. Fractionated volumes averaged 454,000 barrels per day, a 24 percent increase versus the third quarter of 2017. The increase was primarily the result of higher utilization at the Hopedale Complex.

In October, MPLX commenced operations of the 200-million-cubic-feet-per-day (mmcf/d) Sherwood 10 gas processing plant. Additionally, MPLX expects to add an incremental 400 mmcf/d of processing capacity and 100,000 barrels per day of fractionation capacity in the Northeast in the fourth quarter.

In the Southwest, gathered volumes were 1.6 bcf/d for the third quarter, a 14 percent increase versus the third quarter of 2017. Processed volumes averaged 1.5 bcf/d for the quarter, an 11 percent increase versus the third quarter of 2017, as volumes continued to ramp at the recently completed Argo plant in the Delaware Basin and the Omega plant in the STACK shale play in Oklahoma.

(In millions)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2018	2017	2018	2017
Logistics and Storage(a)	$547	$218	$1,510	$544
Gathering and Processing(a)	$390	$320	$1,054	$891

(a)	Non-GAAP measure. See reconciliation below for details.

Financial Position and Liquidity

As of September 30, MPLX had $37 million in cash, approximately $1.25 billion available through its bank revolving credit facility expiring in July 2022, and $1 billion available through its credit facility with MPC.

The company's $2.3 billion of available liquidity at the end of the third quarter, its distribution coverage, and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The company's leverage ratio was 3.8x at September 30, 2018. MPLX remains committed to maintaining an investment-grade credit profile and self-funding strategy for its organic growth capital needs.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX’s website at http://www.mplx.com and clicking on the “2018 Third Quarter Financial Results” link in the “News & Headlines” section. A replay of the webcast will be available on MPLX’s website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.mplx.com.

2018 Investor Day

Marathon Petroleum Corporation, MPLX LP, and Andeavor Logistics LP (NYSE: ANDX) will host their 2018 Investor Day at the Mandarin Oriental Hotel in New York City on December 4, 2018 at 8:30 a.m. EST. Reservations are required to attend. Interested parties can request an invitation by contacting the Investor Relations department via email at investorrelations@marathonpetroleum.com. The presentation will also be webcast live at http://marathonpetroleum.com, http://mplx.com, and http://andeavorlogistics.com.

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About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX’s assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.mplx.com.

Investor Relations Contact:
Kristina Kazarian (419) 421-2071

Media Contact:
Chuck Rice (419) 421-2521

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA (including segment adjusted EBITDA), distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership’s cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distribution declared.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”) and Marathon Petroleum Corporation (“MPC"). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC, including strategic initiatives and our value creation plans. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute its business plans, growth strategy and self-funding model; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and our ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; our ability to manage disruptions in credit markets or changes to our credit rating; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, filed with the Securities and Exchange Commission (“SEC”). Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks related to MPC’s acquisition of Andeavor; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; MPC’s ability to manage disruptions in credit markets or changes to its credit rating; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; MPC's share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute the business plan and to effect any share repurchases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on its business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions; risks related to MPLX described above and similar risks related to Andeavor Logistics LP; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2017, and in MPC's Form 10-Q for the quarter ended June 30, 2018, filed with Securities and Exchange Commission (SEC). We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except per unit data)	2018	2017	2018	2017
Revenues and other income:
Operating revenue	$843	$585	$2,306	$1,664
Operating revenue - related parties	776	348	2,148	1,014
Income from equity method investments	64	23	175	29
Other income	29	24	81	75
Total revenues and other income	1,712	980	4,710	2,782
Costs and expenses:
Operating expenses	514	318	1,406	866
Operating expenses - related parties	229	114	630	331
Depreciation and amortization	201	164	565	515
General and administrative expenses	76	59	217	174
Other taxes	20	14	55	40
Total costs and expenses	1,040	669	2,873	1,926
Income from operations	672	311	1,837	856
Interest and other financial costs	153	93	434	258
Income before income taxes	519	218	1,403	598
Provision for income taxes	3	1	8	3
Net income	516	217	1,395	595
Less: Net income attributable to noncontrolling interests	6	1	11	3
Less: Net income attributable to Predecessor(a)	—	—	—	36
Net income attributable to MPLX LP	510	216	1,384	556
Less: Preferred unit distributions	19	16	55	49
Less: General partner’s interest in net income attributable to MPLX LP	—	86	—	222
Limited partners’ interest in net income attributable to MPLX LP	$491	$114	$1,329	$285

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common - basic	$0.62	$0.29	$1.77	$0.75
Common - diluted	$0.62	$0.29	$1.77	$0.75
Weighted average limited partner units outstanding:
Common units – basic	794	394	750	378
Common units – diluted	794	395	750	381

(a) The pipeline, storage and terminals businesses acquired on March 1, 2017 ("Predecessor").

Select Financial Statistics (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions, except ratio data)	2018	2017	2018	2017
Distribution declared:
Common units (LP) - public	$185	$170	$545	$481
Common units - MPC(a)	322	62	926	167
GP units - MPC	—	7	—	18
Incentive distribution rights - MPC	—	81	—	211
Total GP and LP distribution declared	507	320	1,471	877
Redeemable preferred units(b)	19	16	55	49
Total distribution declared	$526	$336	$1,526	$926

Distribution coverage ratio(c)	1.47x	1.33x	1.38x	1.29x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$737	$494	$2,027	$1,338
Investing activities	(1,073)	(431)	(2,027)	(1,836)
Financing activities	$366	$(351)	$30	$268

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(d)	$937	$538	$2,564	$1,435
DCF attributable to GP and LP unitholders(d)	$747	$426	$2,025	$1,134

(a)	MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1 dropdown.

(b)
The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event, which is outside of our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(c)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(d)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Sept. 30, 2018	Dec. 31, 2017
Cash and cash equivalents	$37	$5
Total assets	22,379	19,500
Total debt(a)	12,890	7,332
Redeemable preferred units	1,003	1,000
Total equity	$6,953	$9,973
Consolidated total debt to adjusted EBITDA(b)	3.8x	3.6x

Partnership units outstanding:
GP units	—	8
MPC-held common units	505	118
Public common units	289	289

(a)	Total debt includes $0 million and $386 million of outstanding intercompany borrowings classified in current liabilities as of September 30, 2018, and Dec. 31, 2017, respectively.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $467 million and $416 million of unamortized discount and debt issuance costs as of September 30, 2018, and Dec. 31, 2017, respectively.

Logistics and Storage Operating Statistics (unaudited)
	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2018	2017	% Change	2018	2017	% Change
Pipeline throughput (mbpd)
Crude oil pipelines	2,208	2,046	8%	2,149	1,901	13%
Product pipelines	1,182	1,131	5%	1,135	1,051	8%
Total pipelines	3,390	3,177	7%	3,284	2,952	11%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.60	$0.54	11%	$0.58	$0.57	2%
Product pipelines	0.86	0.75	15%	0.80	0.74	8%
Total pipelines	$0.69	$0.62	11%	$0.66	$0.63	5%

Terminal throughput (mbpd)	1,474	1,496	(1)%	1,468	1,470	—%

Barges at period-end	256	232	10%	256	232	10%
Towboats at period-end	20	18	11%	20	18	11%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2018	2017	% Change	2018	2017	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,201	1,005	20%	1,157	965	20%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,599	1,398	14%	1,523	1,383	10%
Total gathering throughput	2,800	2,403	17%	2,680	2,348	14%

Natural gas processed (mmcf/d)
Marcellus Operations	4,004	3,618	11%	3,775	3,565	6%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,479	1,331	11%	1,403	1,310	7%
Southern Appalachian Operations	226	264	(14)%	244	266	(8)%
Total natural gas processed	5,709	5,213	10%	5,422	5,141	5%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	405	326	24%	374	310	21%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	20	18	11%	18	19	(5)%
Southern Appalachian Operations	14	14	—%	13	15	(13)%
Total C2 + NGLs fractionated	439	358	23%	405	344	18%

(a)	Includes operating data for entities that have been consolidated into the Partnership financial statements.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended Sept. 30			Nine Months Ended Sept. 30
	2018	2017	% Change	2018	2017	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,201	1,005	20%	1,157	965	20%
Utica Operations	1,936	1,324	46%	1,722	1,065	62%
Southwest Operations	1,600	1,400	14%	1,524	1,385	10%
Total gathering throughput	4,737	3,729	27%	4,403	3,415	29%

Natural gas processed (mmcf/d)
Marcellus Operations	4,609	3,986	16%	4,338	3,778	15%
Utica Operations	857	1,000	(14)%	889	982	(9)%
Southwest Operations	1,479	1,331	11%	1,403	1,310	7%
Southern Appalachian Operations	226	264	(14)%	244	266	(8)%
Total natural gas processed	7,171	6,581	9%	6,874	6,336	8%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	405	326	24%	374	310	21%
Utica Operations	49	39	26%	46	40	15%
Southwest Operations	20	18	11%	18	19	(5)%
Southern Appalachian Operations	14	14	—%	13	15	(13)%
Total C2 + NGLs fractionated	488	397	23%	451	384	17%

(a)	Includes operating data for entities that have been consolidated into the Partnership financial statements as well as operating data for Partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2018	2017	2018	2017
L&S segment adjusted EBITDA attributable to MPLX LP	$547	$218	$1,510	$544
G&P segment adjusted EBITDA attributable to MPLX LP	390	320	1,054	891
Adjusted EBITDA attributable to MPLX LP	937	538	2,564	1,435
Depreciation and amortization	(201)	(164)	(565)	(515)
Provision for income taxes	(3)	(1)	(8)	(3)
Amortization of deferred financing costs	(14)	(13)	(45)	(38)
Non-cash equity-based compensation	(6)	(4)	(15)	(10)
Net interest and other financial costs	(139)	(80)	(389)	(220)
Income from equity method investments	64	23	175	29
Distributions/adjustments related to equity method investments	(112)	(65)	(314)	(131)
Unrealized derivative (losses) gains(a)	(17)	(17)	(18)	2
Acquisition costs	—	(2)	(3)	(6)
Adjusted EBITDA attributable to noncontrolling interests	7	2	13	5
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	47
Net income	$516	$217	$1,395	$595

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP prior to the acquisition date.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(In millions)	2018	2017	2018	2017
L&S Segment income from operations	$468	$153	$1,287	$441
Depreciation and amortization	62	42	171	121
Income from equity method investments	(43)	(7)	(123)	(7)
Distributions/adjustments related to equity method investments	57	26	164	26
Acquisition costs	—	2	3	6
Non-cash equity-based compensation	3	2	8	4
Adjusted EBITDA attributable to Predecessor	—	—	—	(47)
L&S segment adjusted EBITDA attributable to MPLX LP	$547	$218	$1,510	$544

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(In millions)	2018	2017	2018	2017
G&P Segment income from operations	$204	$158	$550	$415
Depreciation and amortization	139	122	394	394
Income from equity method investments	(21)	(16)	(52)	(22)
Distributions/adjustments related to equity method investments	55	39	150	105
Unrealized derivative loss/(gain)(a)	17	17	18	(2)
Non-cash equity-based compensation	3	2	7	6
Adjusted EBITDA attributable to noncontrolling interest	(7)	(2)	(13)	(5)
G&P Segment adjusted EBITDA attributable to MPLX LP	$390	$320	$1,054	$891

(a)
MPLX makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2018	2017	2018	2017
Net income	$516	$217	$1,395	$595
Provision for income taxes	3	1	8	3
Amortization of deferred financing costs	14	13	45	38
Net interest and other financial costs	139	80	389	220
Income from operations	672	311	1,837	856
Depreciation and amortization	201	164	565	515
Non-cash equity-based compensation	6	4	15	10
Income from equity method investments	(64)	(23)	(175)	(29)
Distributions/adjustments related to equity method investments	112	65	314	131
Unrealized derivative losses (gains)(a)	17	17	18	(2)
Acquisition costs	—	2	3	6
Adjusted EBITDA	944	540	2,577	1,487
Adjusted EBITDA attributable to noncontrolling interests	(7)	(2)	(13)	(5)
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	(47)
Adjusted EBITDA attributable to MPLX LP	937	538	2,564	1,435
Deferred revenue impacts	13	8	24	25
Net interest and other financial costs	(139)	(80)	(389)	(220)
Maintenance capital expenditures	(40)	(24)	(98)	(59)
Equity method investment capital expenditures paid out	(6)	(2)	(22)	(4)
Other	1	2	1	4
Portion of DCF adjustments attributable to Predecessor(b)	—	—	—	2
DCF attributable to MPLX LP	766	442	2,080	1,183
Preferred unit distributions	(19)	(16)	(55)	(49)
DCF attributable to GP and LP unitholders	$747	$426	$2,025	$1,134

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2018	2017	2018	2017
Net cash provided by operating activities	$737	$494	$2,027	$1,338
Changes in working capital items	45	(50)	78	(64)
All other, net	(9)	(3)	5	(20)
Non-cash equity-based compensation	6	4	15	10
Net (loss) / gain on disposal of assets	(1)	—	(1)	1
Net interest and other financial costs	139	80	389	220
Current income taxes	1	—	1	1
Asset retirement expenditures	2	1	7	2
Unrealized derivative losses (gains)(a)	17	17	18	(2)
Acquisition costs	—	2	3	6
Other adjustments to equity method investment distributions	8	(5)	35	(5)
Other	(1)	—	—	—
Adjusted EBITDA	944	540	2,577	1,487
Adjusted EBITDA attributable to noncontrolling interests	(7)	(2)	(13)	(5)
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	(47)
Adjusted EBITDA attributable to MPLX LP	937	538	2,564	1,435
Deferred revenue impacts	13	8	24	25
Net interest and other financial costs	(139)	(80)	(389)	(220)
Maintenance capital expenditures	(40)	(24)	(98)	(59)
Equity method investment capital expenditures paid out	(6)	(2)	(22)	(4)
Other	1	2	1	4
Portion of DCF adjustments attributable to Predecessor(b)	—	—	—	2
DCF attributable to MPLX LP	766	442	2,080	1,183
Preferred unit distributions	(19)	(16)	(55)	(49)
DCF attributable to GP and LP unitholders	$747	$426	$2,025	$1,134

(a)
The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Capital Expenditures (unaudited)
	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(In millions)	2018	2017	2018	2017
Capital Expenditures(a):
Maintenance	$40	$24	$98	$59
Growth	458	351	1,382	1,002
Total capital expenditures	498	375	1,480	1,061
Less: Increase in capital accruals	(25)	22	90	55
Asset retirement expenditures	2	1	7	2
Additions to property, plant and equipment	521	352	1,383	1,004
Capital expenditures of unconsolidated subsidiaries(b)	156	101	323	306
Total gross capital expenditures	677	453	1,706	1,310
Less: Joint venture partner contributions	64	39	134	132
Total capital expenditures, net	613	414	1,572	1,178
Acquisitions	451	29	451	249
Total capital expenditures, net and acquisitions	1,064	443	2,023	1,427
Less: Maintenance capital	40	24	98	60
Acquisitions	451	29	451	249
Total growth capital expenditures	$573	$390	$1,474	$1,118

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership operated subsidiaries.